FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

July 4, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is July 4, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Canada Stockwatch, Market News Publishing and CCN Matthews.

Item 4.	Summary of Material Change

The Issuer shares will commence trading on the Toronto Stock Exchange (“TSX”) at market open on July 5, 2006.

Item 5.	Full Description of Material Change

The Issuer’s shares will commence trading on the Toronto Stock Exchange (“TSX”) at market opening on July 5, 2006.  At the close of trading July 4, 2006, the shares of the Issuer will no longer trade on the TSX Venture Exchange.  The Issuer’s trading symbol (“CDU”) and CUSIP number (14140U105) will remain the same.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Marla K. Ritchie, Corporate Secretary

Business Telephone No.:  (604) 408-7488 Ext. 236

Item 9.	Date of Report

July 4, 2006